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                          ADJUSTABLE BENEFIT TERM RIDER

            Issued by Cava Financial Services Life insurance Company
                        Please Read This Rider Carefully.

This rider is a part of the policy to which it is attached and is subject to all applicable terms and provisions of that policy; except as modified herein. This rider is indicated on the Policy Specifications page.

        Life Insurance          This rider provides non-convertible term life insurance on the life of the insured shown on
        Benefit                 the policy specifications page. We will pay the face amount of this rider to the beneficiary if this rider is in force upon the insured's death.

        Adjustable              On any monthly policy anniversary, while this rider is in force an adjustment in the face
        Benefit Term            amount of this rider equal to the Adjustable Benefit Term Amount may be requested.

        Dates
        Adjustable              The Adjustable Benefit Term Amount is the amount necessary to conform the total of the
        Benefit Term            death benefit of the policy and this rider to the benefit provided under your employee
        Amount                  benefit plan. (The policy to which this rider is attached has been Issued in conjunction with an employee benefit plan.) The Adjustable Benefit Term Amount could be an Increase, as well as a decrease.

                                Each Adjustable Benefit Term Amount that is an increase will be subject to the following conditions:

                                1.   It must adjust the face amount at least $1,000. If the Adjustable Benefit Term Amount is less than $1,000, no adjustment will occur.

                                2.   The maximum annual Adjustable Benefit Term Amount, available without evidence of insurability, is 20% of the total death benefit of the base policy and this rider on the prior policy anniversary. Depending on our company rules at the time this rider is issued, we may include the face amounts of other riders attached to the policy when determining the maximum annual Adjustable Benefit Term Amount.

        Face Amount             When an adjustment under this rider is made, the face amount of this rider will increase or decrease accordingly. The face amount of this rider will expire at age 100.

        Monthly Cost            The monthly cost of insurance for the following month is deducted on the monthly
        of Insurance            anniversary date. The monthly cost of insurance is the monthly cost of insurance rate for this rider divided by 1,000 times the face amount of this rider.

        Monthly Cost            The monthly cost of insurance rate for this benefit is based on the attained age, risk
        of Insurance            classification, (in a non-unisex policy) sex of the insured and the completed policy years
        Rates                   from the issue date. Monthly cost of insurance rates will be determined by us based on expectations as to future experience. However, these rates will not exceed those shown in the Table of Guaranteed Monthly Cost of Insurance Rates for the Adjustable Benefit Term
                                Rider.

                                Each monthly anniversary this rider is in force, the monthly cost of insurance for this rider
                                (as determined above) will be added to the monthly deductions as defined in the Cash
                                Values section of the policy. This increased monthly deduction will be used to determine the cash value of the policy on such monthly anniversary.

        Monthly Rider           Each monthly anniversary this rider is in force, a monthly rider charge will be added to the
        Charge                  monthly deductions of the policy. This increased monthly deduction will be used to determine the cash value of the policy on such monthly anniversary. The monthly rider charge will never exceed the Monthly Rider Charge for the Adjustable Benefit Term Rider
                                shown on the policy specifications page.

        Rejection of            You will be notified of each adjustment requested under this rider. Each adjustment will be
        Adjustment              automatic. However, you may reject an increase by notifying us in writing within 30 days after the policy anniversary on which the increase is made. If you reject two consecutive increases, no further increases will be made under this rider. You may not reject an adjustment which is a decrease.



        CLR2
        (5/99)





        Evidence of             Evidence of insurability satisfactory to us may be required for an adjustment that would
        Insurability            result in an increase after the insured attains age 65. Evidence of insurability satisfactory to us may also be required for an increase which results in a face amount that exceeds our maximum company limits. Failure to provide such evidence will result in the increase being declined and no further increases under this rider will be made. Evidence of insurability may also be required for any Adjustable Benefit Term Amount increase that exceeds 20% of the total face amount of the policy and this rider on the prior policy anniversary.

        Partial                 If a partial withdrawal of cash from the policy to which this rider is attached is required to
        Withdrawal              conform to the terms of the employee benefit plan, the maximum withdrawal limits in the policy will not apply to such partial withdrawal. Any decrease in face amount due to the partial withdrawal will reduce the face amount of the rider first.

        Termination             No adjustments that result in an increase under this rider will be made after any of the following events first occurs:

                                a)   the second consecutive rejection of an increase; or

                                b)   the receipt of your request to decrease the base policy's face amount; or

                                c)   any partial withdrawal not required to conform to the terms of the employee benefit plan that reduces the face amount.

                                No adjustments will be made under this rider once you are no longer eligible for adjustments according to your employee benefit plan.

        The issue date and effective date of this rider and the policy are the same.







                             SECRETARY                                                        PRESIDENT



















                                      COVA
                 Cova Financial Services Life Insurance Company
                               St. Louis, Missouri

        CLR2                                                     2
        (5/99)
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